BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

| Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada | Document Number 20150433746-15 |
| --- | --- |
| | Filing Date and Time 09/30/2015 10:42 AM |
| | Entity Number E0382762007-2 |

# Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

OriginClear, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

Pursuant to the provision of Section 78.1955(6) of the Nevada Revised Statutes, the corporation is authorized to withdraw the Certificate of Designation for its Series A Preferred Stock filed with the Secretary of State of Nevada on April 10, 2015.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*